Exhibit 99.1

Iteris Reports Record Third Quarter Revenue of $22.7 Million

9 Month Revenue $70.7 Million up 22% from $58 Million in FY16

SANTA ANA, Calif. — February 9, 2017 —— Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal third quarter ended December 31, 2016.

Fiscal Third Quarter 2017 Financial Highlights

•                  Total revenue increased 19% year over year to $22.7 million

•                  Transportation Systems revenue increased 44% year over year to $11.9 million

•                  Agriculture and Weather Analytics revenue increased 44% year over year to $1.4 million

•                  Roadway Sensors achieved release readiness for February 2017 launch of new advanced radar detection sensor with streaming video

Management commentary:

“We are pleased to deliver a third consecutive quarter of strong year-over-year performance,” said Joe Bergera, President and CEO. “Over the last year, we have been making enhancements to our business model. Despite the fact that the third quarter is historically impacted by seasonality, you can see the benefit of these enhancements in our financial results.”

“In addition, we saw continued significant progress in all of our business segments against their product roadmaps,” continued Bergera. “We believe this positive momentum should not only sustain our leadership in existing categories, but also create exciting additional opportunities for Iteris in adjacent markets.”

Business Segment Reassignment

Beginning in the Company’s first fiscal quarter of 2017, certain operations that were previously within its Agriculture and Weather Analytics segment (formerly known as Performance Analytics), specifically its performance measurement and information management solution iPeMS® and related traffic consulting services, were reassigned to the Transportation Systems segment to better align the Company’s traffic analytics capabilities, resources and initiatives. Prior year segment information presented in the table below has been re-classified to reflect this change.

GAAP Fiscal Third Quarter 2017 Financial Results

Total revenues in the third quarter of fiscal 2017 increased 19% to a record $22.7 million, compared to $19.0 million in the same quarter a year ago. This growth was primarily driven by a 44% increase in Transportation Systems, and to a lesser extent, a 44% increase in Agriculture and Weather Analytics revenues. The Transportation Systems segment experienced significant backlog growth during the second half of fiscal 2016, which contributed to revenue growth in the Company’s third fiscal quarter of 2017.

Operating expenses in the third quarter were $10.1 million, compared to $8.3 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Agriculture and Weather Analytics segment where employee headcount was increased to support the sales and marketing of the Company’s ClearAg® solutions. The increase in operating expenses was also attributable to increased headcount in corporate headquarters general and administrative positions.

Operating loss in the third quarter was $1.5 million, compared to an operating loss of approximately $1.1 million in the same quarter a year ago. Net loss in the third quarter was $1.4 million, or ($0.04) per share, compared to a net loss of $10.4 million, or ($0.33) per share in the year-ago quarter, however third quarter fiscal 2016 included the recording of a non-cash $10.1 million valuation allowance on the company’s deferred tax assets.

Non-GAAP Fiscal Q3 2017 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting services; (c) severance and transition related costs paid to the Company’s former Chief Executive Officer; (d) the estimated income tax effect of the foregoing non-GAAP adjustments; and (e) the recording of a valuation allowance on the company’s deferred tax assets. A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three months ended December 31, 2016 and 2015.

Non-GAAP operating expenses in the third quarter increased to $10.1 million, compared to $8.3 million in the same quarter a year ago. Non-GAAP operating loss in the third quarter was $1.5 million, compared to an operating loss of $1.1 million in the same quarter a year ago. Non-GAAP net loss in the third quarter was $1.4 million, or ($0.04) per share, compared to a net loss of $378,000, or ($0.01) per share, in the same quarter a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal third quarter 2017 results.

Date: Thursday, February 9, 2017
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Toll-free dial-in number: 1-877-545-1403
International dial-in number: 1-719-325-4749
Conference ID: 4020979

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through February 23, 2017. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

MKR Group, Inc.

Todd Kehrli

323-468-2300

iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2016	2016

ASSETS:

Cash	$17,881	$16,029
Trade accounts receivable, net	12,443	13,241
Costs and estimated earnings in excess of billings on uncompleted contracts	6,031	5,250
Inventories	2,753	3,153
Prepaid expenses and other current assets	2,016	1,505
Total current assets	41,124	39,178

Property and equipment, net	2,078	2,139
Goodwill	17,318	17,318
Intangible and other assets, net	1,289	1,385
Total assets	$61,809	$60,020

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable and other current liabilities	$14,375	$12,633
Billings in excess of costs and estimated earnings on uncompleted contracts	2,950	2,294
Total current liabilities	17,325	14,927
Long-term liabilities	1,579	1,631
Total liabilities	18,904	16,558
Stockholders’ equity	42,905	43,462
Total liabilities and stockholders’ equity	$61,809	$60,020

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Total revenues	$22,691	$19,014	$70,678	$57,952
Cost of revenues	14,071	11,803	43,194	35,220
Gross profit	8,620	7,211	27,484	22,732

Operating expenses:
Selling, general and administrative	8,035	6,400	23,698	19,176
Research and development	1,979	1,853	5,287	5,428
	80	92	248	276
Amortization of intangible assets
Total operating expenses	10,094	8,345	29,233	24,880
Operating loss	(1,474)	(1,134)	(1,749)	(2,148)

Non-operating income (expense):
Other (expense) income, net	(1)	(3)	(7)	1
Interest income, net	4	3	9	10
Loss from continuing operations before income taxes	(1,471)	(1,134)	(1,747)	(2,137)
Benefit (expense) for income taxes	4	(9,365)	11	(9,055)
Loss from continuing operations	(1,467)	(10,499)	(1,736)	(11,192)
Gain on sale of discontinued operation, net of tax	87	57	278	163
Net loss	$(1,380)	$(10,442)	$(1,458)	$(11,029)

Loss per share from continuing operations — basic and diluted	$(0.05)	$(0.33)	$(0.05)	$(0.35)
Gain per share from sale of discontinued operation — basic and diluted	$0.01	$0.00	$0.01	$0.01
Net loss per share - basic and diluted	$(0.04)	$(0.33)	$(0.04)	$(0.34)

Shares used in basic and diluted per share calculations	32,205	32,013	32,125	32,051

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2016
Total revenues	$9,397	$11,913	$1,381	$22,691

Segment operating income (loss)	$1,940	$1,920	$(1,892)	$1,968
Corporate and other income (expense), net				(3,362)
Amortization of intangible assets				(80)
Operating loss				$(1,474)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2015
Total revenues	$9,771	$8,283	$960	$19,014

Segment operating income (loss)	$1,856	$1,027	$(1,546)	$1,337
Corporate and other income (expense), net				(2,379)
Amortization of intangible assets				(92)
Operating loss				$(1,134)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2016
Total revenues	$30,897	$36,638	$3,143	$70,678

Segment operating income (loss)	$6,897	$6,813	$(5,582)	$8,128
Corporate and other income (expense), net				(9,629)
Amortization of intangible assets				(248)
Operating loss				$(1,749)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2015
Total revenues	$31,235	$24,536	$2,181	$57,952

Segment operating income (loss)	$7,053	$3,074	$(4,904)	$5,223
Corporate and other income (expense), net				(7,095)
Amortization of intangible assets				(276)
Operating loss				$(2,148)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting services; (c) severance and transition related costs paid to the Company’s former Chief Executive Officer; (d) the estimated income tax effect of the foregoing non-GAAP adjustments; and (e) the recording of a valuation allowance on the company’s deferred tax assets.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, approximately $150,000 of fee overruns were recorded into the first fiscal quarter of 2016.

b)             Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 and Fiscal 2014 audits.  The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016.

c)              On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred approximately $150,000 in severance and transition related expenses in the first half of 2016, respectively.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying an estimated tax rate of 38% to each specific non-GAAP item.

e)              The Company recorded an approximate $10.1 million valuation allowance at December 31, 2015 related to its Federal Net Operating Loss (NOL) carryforwards, which are at risk of expiring in future years.  As a result, the Company reserved approximately $2.5 million and $7.6 million in current and long-term deferred tax assets, respectively, from the Balance Sheet and recorded the related $10.1 million adjustment in tax expense in the Statement of Operations.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss)

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP net loss	$(1,380)	$(10,442)	$(1,458)	$(11,029)

GAAP net loss per share - basic and diluted	$(0.04)	$(0.33)	$(0.04)	$(0.34)
The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overrun (a)	$—	$—	$—	$(150)
Financial consulting services (b)	—	—	—	(88)
Executive management severance costs (c)	—	—	—	(150)
Total excluded from operating expenses	$—	$—	$—	$(388)

Total excluded operating loss	$—	$—	$—	$(388)

Income tax effect on non-GAAP adjustments (d)	—	—	—	147
Total excluded from operating expenses after income tax effect	$—	$—	$—	$(241)
Excluded from income tax expenses Valuation allowance on deferred tax assets (e)	—	(10,064)	—	(10,064)

Non-GAAP net loss	$(1,380)	$(378)	$(1,458)	$(724)

Non-GAAP loss per share - basic and diluted	$(0.04)	$(0.01)	$(0.04)	$(0.02)

(a) - (e)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP operating expenses	$10,094	$8,345	$29,233	$24,880
Audit Fee overrun (a)	—	—	—	(150)
Financial consulting services (b)	—	—	—	(88)
Executive management severance costs (c)	—	—	—	(150)
Non-GAAP operating expenses	$10,094	$8,345	$29,233	$24,492

GAAP operating loss	$(1,474)	$(1,134)	$(1,749)	$(2,148)
Audit Fee overrun (a)	—	—	—	(150)
Financial consulting services (b)	—	—	—	(88)
Executive management severance costs (c)	—	—	—	(150)
Non-GAAP operating loss	$(1,474)	$(1,134)	$(1,749)	$(1,760)